Exhibit 6.1

ADVISORY AGREEMENT

OF
HAPPYNEST REIT, INC.

THIS ADVISORY AGREEMENT (this “Agreement”), is entered effective as of _________, 2018, by and between HappyNest REIT, Inc., a Maryland corporation (the “Corporation”) and HappyNest Advisors, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

WHEREAS, the Corporation desires to engage in the real estate investment business as a real estate investment trust (a “REIT”), as described in more detail in the Offering Circular (the “Offering Circular”) filed by the Corporation with the Securities and Exchange Commission, the Articles of Incorporation of the Corporation (the “Articles”) and the Bylaws of the Corporation (the “Bylaws”), as well as Sections 856 through 860 of the Internal Revenue Code (the “Code”) or any successor thereto, and in connection therewith desires to obtain the services of the Advisor set forth herein, on the terms and subject to the conditions of this Agreement, the Articles and the Bylaws;

WHEREAS, the Advisor is willing to provide the Corporation with the services of the Advisor set forth herein, on the terms and subject to the conditions of this Agreement, the Articles and the Bylaws; and

WHEREAS, the Corporation and the Advisor acknowledge and agree that the Advisor’s provision of the services set forth herein will be subject to the supervision of the Board of Directors of the Corporation (the “Board of Directors”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms have the following meanings in this Agreement:

“Acquisition Expenses” means expenses paid by or on behalf of the Corporation Group in connection with the acquisition of Properties by the Corporation Group, including without limitation legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of Properties, in each case whether or not consummated.

“Acquisition Fees” means the aggregate amount of all fees and commissions paid by or on behalf of the Corporation or its direct or indirect subsidiaries in connection with the acquisition of Properties by the Corporation Group, including without limitation any and all (i) real estate commissions, (ii) selection, development, construction fees and/or nonrecurring management fees, (iii) loan fees or points, or (iv) any fees of a similar nature, however designated, but excluding development, construction and loan brokerage fees paid to persons not affiliated with the Sponsor or Advisor.

“Advisor” means the person responsible for directing or performing the day-to-day business of the Corporation Group, including any person to which substantially all such functions are subcontracted. HappyNest Advisors, LLC is the Advisor as of the date hereof.

“Affiliate” means (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

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“Asset Management Fee” means, with respect to any month, 0.0417% of the Corporation Group’s Total Invested Value, calculated as of the close of business on the last business day of the immediately preceding month.

“Average Invested Assets” means, for any period, the average of the aggregate book value of the Property of the Corporation Group on a consolidated basis in accordance with GAAP, invested, directly or indirectly, in equity interests in, and loans secured by, real estate (before additions to reserves for amortization and depreciation, impairments, bad debts or other similar non-cash reserves) computed by taking the average of such values at the end of each month during such period.

“Average Liquid Assets” means, for any period, the average of the aggregate value of the Liquid Assets of the Corporation Group on a consolidated basis in accordance with GAAP.

“Corporation Group” means the Corporation together with its direct and indirect subsidiaries.

“Contract Price” means (i) in the case of the acquisition of a Property, the amount actually paid or allocated by the Corporation Group to the purchase, development, construction or improvement of such Property (exclusive of Acquisition Fees and Acquisition Expenses) and (ii) in the case of the disposition of a Property, the amount actually received by the Corporation Group in respect of such Property (exclusive of Disposition Fees and Disposition Expenses).

“Director” means a member of the Board of Directors.

“Disposition Expenses” means expenses paid by or on behalf of the Corporation Group in connection with the disposition of Properties by the Corporation Group, including without limitation legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments, accounting fees and expenses, title insurance and miscellaneous expenses related to disposition of Properties, in each case whether or not consummated.

“Disposition Fee” means the aggregate amount of all fees and commissions paid by or on behalf of the Corporation Group in connection with the disposition of Properties by the Corporation Group, including without limitation any and all real estate commissions and fees of a similar nature but excluding fees paid to persons not affiliated with the Sponsor or Advisor.

Distributions. Any distribution of money or other property by the Corporation to owners of Securities, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means U.S. generally accepted accounting principles, consistently applied, as in effect from time to time.

“Independent Director” means a Director who is not as of the time in question, and has not been in the two years prior to such time, associated directly or indirectly, with the Sponsor or Advisor. For purposes of this definition, (a) a Director shall be deemed to be associated with the Sponsor or Advisor if he or she (i) owns an interest in the Sponsor, Advisor, or any of their Affiliates; (ii) is employed by the Sponsor, Advisor, or any of their Affiliates; (iii) is an officer or director of the Sponsor, Advisor, or any of their Affiliates; (iv) performs services, other than as a Director, for the Corporation Group; (v) is a director for more than three REITs organized by the Sponsor or advised by the Advisor; or (vi) has any material business or professional relationship with the Sponsor, Advisor, or any of their Affiliates; (b) an “indirect association” includes an association resulting from a spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law of a Director with (or within the past two years) with the Sponsor, Advisor, any of their Affiliates or the Corporation Group and (c) a business or professional relationship shall per se be deemed material if the gross revenue derived by the prospective Independent Director from the Sponsor, the Advisor or their Affiliates exceeds 5.0% of the annual gross revenue, derived from all sources, during either of the last two years; or net worth, on a fair market value basis, of the prospective Independent Director.

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“Independent Expert” means a person with no material current or prior business or personal relationship with the Advisor or Directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation Group.

“Liquid Assets” means liquid non-real estate assets and securities, including cash and cash equivalents.

“NAV” means (i) the total assets (other than intangibles) of the the Corporation Group on a consolidated basis determined in accordance with GAAP, measured as of the cost thereof (before additions to reserves for amortization and depreciation, impairments, bad debts or other similar non-cash reserves) minus (ii) the total liabilities of the Corporation Group on a consolidated basis determined in accordance with GAAP, in each case calculated at least semi-annually as of March 31 and September 30 of each year.

“NAV Per Share” means the quotient of (i) the NAV for any period divided by (ii) the number of Shares issued and outstanding as of the last day of the same period, determined in accordance with the principles established from time to time by the Board of Directors. As of the date hereof, the principles for determination of the NAV Per Share are set forth in the offering circular for the Corporation; from and after the date hereof, the Board of Directors may from time to time update or amend such principles for determination of the NAV Per Share as it determines to be appropriate.

“Offering” means the offering of Shares to the public.

“Offering Circular” means any document pursuant to which the Corporation’s securities are offered and sold to the public.

“Organization and Offering Expenses” means any and all expenses paid or payable by the Corporation (including by way of reimbursement of the Sponsor, the Advisor or their Affiliates) in connection with the Corporation’s organization and the offering of interests in the Corporation, including without limitation expenses for printing, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Person” has the meaning given to such term in the Articles.

“Property” means any and all properties, real, personal or otherwise, tangible or intangible, which are owned or held by or on behalf of, or for the account of the Corporation Group (including all rents, income, profits and gains therefrom), whether directly or indirectly through joint ventures, or other partnerships, or other legal entities.

“Property Management Fee” means, with respect to any month, an amount equal to a percentage, which shall be determined by the Board of Directors in its sole discretion but which shall not exceed 1.00%, of the gross revenues earned within such month from each Property being managed by our Advisor or its affiliates, calculated as of the close of business on the last business day of the immediately preceding month.

“Shares” has the meaning given to such term in the Articles.

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“Sponsor” means (i) any person directly or indirectly instrumental in organizing, wholly or in part, the Corporation Group or (ii) any person who will control, manage or participate in the management of the Corporation Group, and any Affiliate of such person, but excluding in each case (x) a person whose sole relationship with the Corporation Group is that of an independent property manager of the Corporation Group’s Properties, and whose only compensation is as such, (y) wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services and (z) officers, directors and employees solely of the Corporation. Unless excluded from the definition of “Sponsor” in the preceding sentence, a person may also be deemed a “Sponsor” by (a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Corporation, either alone or in conjunction with one or more other persons; (b) receiving a material participation in the Corporation Group in connection with the founding or organizing of the business of the Corporation Group, in consideration of services or property, or both services and property; (c) having a substantial number of relationships and contacts with the Corporation Group; (d) possessing significant rights to control the assets owned by the Corporation Group; (e) receiving fees for providing services to the Corporation Group which are paid on a basis that is not customary in the industry; or (f) providing goods or services to the Corporation Group on a basis which was not negotiated at arms length with the Corporation Group. As of the date hereof, Vitellus, LLC, a Delaware limited liability company, is a “Sponsor” of the Corporation.

“Stockholder” has the meaning given to such term in the Articles.

“Total Invested Value” means, for any period, the sum of the Average Invested Assets plus the Average Liquid Assets.

ARTICLE II

SERVICES

2.1       Appointment. On the terms and subject to the conditions set forth in this Agreement, the Corporation hereby appoints the Advisor as advisor to the Corporation Group to provide the services set forth herein, and the Advisor hereby accepts such appointment.

2.2       Services. The Advisor shall be responsible for providing all day-to-day management, financial and real estate services to the Corporation Group that are not provided by third parties (“Services”) including, without limitation: (a) serving as the real estate and financial advisor to the Corporation Group; (b) seeking appropriate opportunities for the acquisition and disposition of Properties; (c) administering the investment program for the Corporation Group consistent with the investment objectives and policies of the Corporation Group as determined by the Board of Directors; (d) undertaking the daily management of the Corporation Group; (e) performing and supervising the administrative functions reasonably necessary for the management of the Corporation Group; (f) engaging such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder (including Affiliates of the Advisor and/or Sponsor), including consultants, accountants, correspondents, lenders, technical advisors, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors and agents thereof, including entering into contracts in the name of the Corporation Group with any of the foregoing; (g) consulting with and assisting the officers and directors of the Corporation Group, including with respect to the Corporation Group’s financial, investment and valuation policies; (g) providing the Board of Directors with advice and recommendations, including with respect to the Corporation Group’s investment program, including (i) locating, analyzing and selecting investments, (ii) structuring and negotiating the terms and conditions of investments, (iii) entering into investments, (iv) arranging for financing and refinancing and making other changes in the asset or capital structure of, and disposing of, reinvesting the proceeds from the sale of, or otherwise dealing with investments, and (v) entering into leases and contracts for Properties; (h) performing appropriate functions for the maintenance and administration of such Properties owned by the Corporation Group; (i) reporting to the Board of Directors on appropriate matters, including with respect to the performance of the Corporation’s assets; (j) negotiating on the Corporation Group’s behalf with banks or lenders for loans (the costs related to which shall be borne by the Corporation Group); (k) performing and/or obtaining valuations and/or reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of the Corporation Group’s assets; (l) providing the Corporation with all cash management services; (m) maintaining the Corporation’s books and records; and (n) otherwise undertaking such reasonable activities as shall be reasonably appropriate to carry out the activities of the Corporation or the Advisor’s functions, as described in the Offering Circular, the Articles and the Bylaws.

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2.3          Advisor Authority.

(a)      Subject to Section 2.4 and the authority of the Board of Directors over the management of the Corporation, the Corporation Group hereby delegates to the Advisor the authority to (i) locate, analyze and select investment opportunities; (ii) structure and negotiation the terms and conditions of transactions pursuant to which investments will be made or acquired for the Corporation Group; (iii) acquire Properties and other assets in compliance with the investment objectives and policies of the Corporation Group; (iv) arrange for financing or refinancing with respect to Properties; (v) enter into leases and service contracts for the Corporation Group’s Properties, and perform other property management services; (vi) oversee non-affiliated property managers and other non-affiliated Persons who perform services for the Corporation; and (vii) undertake accounting and other record-keeping functions with respect to the Corporation Group’s assets. If a transaction requires approval by the Board of Directors (including the Independent Directors), the Advisor will deliver to the Board of Directors (including the Independent Directors) all documents required by them to properly evaluate the transaction.

(b)      The Advisor may establish and maintain one or more bank accounts for the account of the Corporation or in the name of the Corporation and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Corporation, under such terms and conditions as the Board of Directors may approve; provided, that no funds shall be commingled with the funds of the Advisor and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and to the auditors of the Corporation.

2.4          Prior Board Approval.

(a)      Nothing herein (including Section 2.2 or 2.3) shall grant the Advisor the right, power or authority to (x) enter into any acquisition or disposition by or on behalf of the Corporation Group of any Property absent the prior approval of the Board of Directors (including a majority of all Independent Directors) in excess of de minimis investments (pursuant to such thresholds as may be established by the Board of Directors from time to time) or (y) take such other activity or make any other decision by or on behalf of the Corporation Group as is described in the Offering Circular, the Articles or the Bylaws as requiring the prior approval of the Board of Directors (including a majority of Independent Directors) until such approval is obtained.

(b)      The prior approval of a majority of the Independent Directors and a majority of the Directors not otherwise interested in the transaction will be required for each transaction with the Sponsor, Advisor or its Affiliates.

(c)      Notwithstanding Section 2.3, the Board of Directors (including the Independent Directors) may, at any time upon not less than 10 days’ prior notice to the Advisor, limit or revoke the authority set forth in Section 2.3, including requiring prior approval by the Board of Directors (including the Independent Directors) of any matter or transaction set forth in Section 2.2 or 2.3, whereafter, unless and until modified by the Board of Directors (including the Independent Directors), the Advisor shall submit to the Board of Directors for prior approval such proposed transactions or matters.

(d)      The Corporation may not borrow money from the Sponsor, the Advisor or any Affiliate of the Sponsor or Advisor, unless a majority of the Board of Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated parties under the same circumstances.

2.5          Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Corporation, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Corporation.

2.6          Limitations on Activities.  Notwithstanding anything in this Agreement to the contrary, without prior notification to and consultation with the Board of Directors, the Advisor shall not take any action that would (a) adversely affect the status of the Corporation as a REIT, (b) subject the Corporation to regulation under the Investment Corporation Act of 1940, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Corporation or its securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws. If instructed to take such action by the Board of Directors, the Advisor shall not be liable for acting in accordance with the specific instructions of the Directors so given.

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2.7          Relationships.       Directors, officers and employees of the Sponsor or the Advisor or an Affiliate of the Sponsor or Advisor or any corporate parents of an Affiliate, or directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of the Corporation, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Corporation shall receive any compensation from the Corporation for serving as a Director or officer of the Corporation other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors of the Corporation.

2.8          Other Activities of the Advisor.

(a)           Nothing in this Agreement shall limit or prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Sponsor or the Advisor or their Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Sponsor or the Advisor or their Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Corporation is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or reasonably would be likely to create a conflict of interest between the Advisor’s obligations to the Corporation and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Board of Directors any such condition or circumstance. If the Sponsor, Advisor, Director or Affiliates thereof sponsor other investment programs with similar investment objectives to the Corporation at the same time as the Corporation is engaging in investment activities, it shall be the duty of the Board of Directors (including the Independent Directors) to adopt the method, if any, set forth in the Offering Circular or another reasonable method by which Properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Corporation.

(b)           The Advisor shall use its reasonable best efforts to present a continuing and suitable investment program to the Corporation that is consistent with the investment policies and objectives of the Corporation, but neither the Sponsor or Advisor nor any Affiliate thereof shall be obligated generally to present any particular investment opportunity to the Corporation Group even if the opportunity is of character which, if presented to the Corporation, could be taken by the Corporation Group. In the event that the Sponsor, the Advisor or their Affiliates is presented with a potential investment which might be made by the Corporation Group and by another investment entity which the Sponsor, the Advisor or their Affiliates advises or manages, the Advisor and its Affiliates shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both the Corporation and a public or private entity which the Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to the Corporation when an opportunity is presented to the Board of Directors for its consideration.

2.9          Not a Partnership or Joint Venture. The Corporation and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

ARTICLE III

ADVISOR COMPENSATION; EXPENSES

3.1          Fees Payable to the Advisor.

(a)       Asset Management Fee. Subject to Section 5.1(a) of the Articles, the Corporation shall make a cash payment to the Advisor on the first business day of each month during the Term equal to the Asset Management Fee. The Advisor may elect to defer or waive all or any portion of such Asset Management Fee in its sole discretion; provided, that no interest shall accrue on any such deferred Asset Management Fee.

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(b)       Acquisition Fees. Subject to Section 5.1(a) of the Articles, the Corporation shall pay the Advisor an acquisition fee in connection with the acquisition of each Property equal to 3.0% of the Contract Price for such Property; provided, that such acquisition fee (together with all other Acquisition Fees and Acquisition Expenses) shall be reasonable and shall not in aggregate exceed (i) 3.0% of the Contract Price of such Property and (ii) when combined with all other broker fees paid by or on behalf of the Corporation Group in connection with the acquisition of such Property by the Corporation Group, 6.0% of the Contract Price of such Property; and provided, further, a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

(c)       Disposition Fees. Subject to Section 5.1(a) of the Articles, the Corporation shall pay the Advisor a disposition fee in connection with the disposition of each Property equal to 3.0% of the Contract Price for such Property; provided, that such disposition fee (together with all other Disposition Fees and Disposition Expenses) shall be reasonable and shall not in aggregate exceed (i) 3.0% of the Contract Price of such Property and (ii) when combined with all other broker fees paid by or on behalf of the Corporation Group in connection with the disposition of such Property by the Corporation Group, 6.0% of the Contract Price of such Property; and provided, further, a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

(d)       Property Management Fee. Subject to Section 5.1(a) of the Articles, if our Advisor or its affiliates provide property management services for one or more of our Properties, the Corporation shall make a cash payment to the Advisor on the first business day of each month during the Term equal to the Property Management Fee. The Advisor may, or may cause the applicable affiliate to, elect to defer or waive all or any portion of such Property Management Fee in its sole discretion; provided, that no interest shall accrue on any such deferred Property Management Fee.

3.2          Expense Reimbursement.

(a)       In addition to the fees payable to the Advisor pursuant to Section 3.1, the Corporation shall (or shall cause the other applicable member of the Corporation Group to) pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Sponsor and/or Advisor in connection with the services either provides to the Corporation Group pursuant to this Agreement, including without limitation (and without duplication) (i) the Organizational and Offering Expenses (together with any Organizational and Offering Expenses reimbursed to the Sponsor), up to 3.0% of the proceeds raised from the Offering; (ii) Acquisition Expenses; (iii) amounts payable to parties unaffiliated with the Advisor and Sponsor for services or products obtained from such third parties; (iv) interest and other costs for borrowed money, including discounts, points and other similar fees; (v) taxes and assessments on income or Property and taxes as an expense of doing business; (vi) costs associated with insurance required or deemed necessary by the Board of Directors; (vii) expenses of managing and operating Properties, whether payable to an Affiliate or a non-affiliated Person; (viii)  expenses in connection with payments to the Directors and meetings of the Board of Directors and Stockholders; (ix) expenses related to the issuance and distribution of Shares, such as advertising expenses, taxes, legal and accounting fees, and registration fees; (x) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Corporation to the Stockholders; (xi) expenses of organizing, revising, amending, converting, modifying, or terminating the Corporation or the Articles of Incorporation; (xii) expenses of maintaining communications with Stockholders, including the cost of preparation and distribution annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities; (xiii) expenses related to negotiating and servicing loans; (xiv) administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee; and (xv) audit, accounting and legal fees.

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(b)       Expenses incurred by the Sponsor or Advisor on behalf of the Corporation and payable pursuant to this Section 3.2 shall be reimbursed no less often than monthly to the Advisor, subject to the Advisor providing reasonable back-up detail therefor on a timely basis.

3.3          Limitation on Payments.  Notwithstanding any other provision of this Agreement, the Advisor shall not be entitled to receive, and the Corporation shall not pay to the Advisor, any of its Affiliates or any third party, any amounts that would result in the Corporation violating the Articles of Incorporation, including, without limitation, the provisions of Section 5.1 of the Articles. If the Advisor or any of its Affiliates receive any payments that would cause any provision of the Articles to be violated, and the receipt of such payment is not approved in the manner, if any, provided in the Articles that would result in such payment being permitted, then the Advisor or such Affiliate shall promptly, upon request by the Corporation reimburse the Corporation the amount by which the aggregate amount received by the Advisor or its Affiliates exceed the amounts permitted by the Articles.

3.4          Other Services. If the Board of Directors request the Advisor or any director, officer or employee thereof render services for the Corporation other than set forth in Article II, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles, and shall not be deemed to be services pursuant to the terms of this Agreement.

ARTICLE IV

TERM AND TERMINATION

4.1          Term and Termination.  This Agreement shall come into full force and effect on the date hereof and continue in full force and effect until the first anniversary of the date of this Agreement, and may be renewed for an unlimited number of successive one-year renewals upon mutual consent of the parties. In accordance with the Articles of Incorporation, the Directors shall evaluate the performance of the Advisor annually before renewing the term of this Agreement. The annual periods for which this Agreement remains in effect are collectively referred to herein as the “Term.”

4.2          Termination by Either Party.  This Agreement shall be terminable by either party (in the case of the Corporation, by a majority of the Independent Directors) on 60 days’ prior written notice, with or without Cause (as defined below). In the event of the termination of this Agreement, the Advisor will cooperate with the Corporation and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function. For purposes of this Agreement, “Cause” means, with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of fiduciary duty by the Advisor, material breach of this Agreement by the Advisor or the bankruptcy of the Sponsor.

4.3          Payments to and Duties of Advisor Upon Termination. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except for the right to receive from the Corporation within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, exclusive of disputed items arising out of possible unauthorized transactions. The Advisor shall promptly upon termination: (i) pay over to the Corporation all money collected and held for the account of the Corporation pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled; (ii) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors; (iii) deliver to the Directors all assets, including Properties, and documents of the Corporation then in the custody of the Advisor; and (iv) cooperate with the Corporation to provide an orderly management transition.

ARTICLE V

INDEMNIFICATION

5.1          Indemnification by the Corporation.  To the maximum extent permitted by the laws of the State of Maryland, the Articles of Incorporation and the Bylaws, subject to Section 5.2, the Corporation shall indemnify and hold harmless the Sponsor, the Advisor and its Affiliates, including their respective officers, directors, partners, employees, agents and Affiliates, from all liability, claims, damages or losses arising in the performance of their services and other activities on behalf of the Coporation Group, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Corporation and not from Stockholders.

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5.2          Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Corporation from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misconduct, or gross negligence, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE VI

MISCELLANEOUS

6.1          Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Board of Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board of Directors. This Agreement shall not be assigned by the Corporation without the consent of the Advisor, except in the case of an assignment by the Corporation to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Corporation, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation is bound by this Agreement.

6.2          Subcontracts with Affiliates. The Advisor may subcontract with an Affiliate for a portion of the services and duties to be performed under this Agreement without obtaining the approval of the Directors to the extent such services or duties are primarily administrative in nature. The Advisor may further subcontract any rights to receive fees or other payments for such services or duties under this Agreement without obtaining the approval of the Directors.

6.3          Headings; Interpretation. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof. The words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

6.4          Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of electronic or telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

6.5          Notices and Demands. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, facsimile, or electronic mail. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service. Any party may change its address for Notice by Notice given in accordance with the foregoing. No objection may be made to the method of delivery of any Notice actually and timely received.

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To the Directors and to the Corporation:	HappyNest REIT, Inc. 1 N. 4th Place, Suite 27L Brooklyn, NY 11249 Attn: Jesse Prince, Chief Executive Officer

To the Advisor:	HappyNest Advisors, LLC 1 N. 4th Place, Suite 27L Brooklyn, NY 11249 Attn: Jesse Prince, Chief Executive Officer

6.6          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreement, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

6.7          Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and such provision shall be interpreted to the fullest extent permitted by the law.

6.8          Remedies; Injunctive Relief. All remedies conferred upon each such Person by this Agreement shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at such Person’s option. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to (in addition to any other remedy to which such Person may be entitled, at law or in equity) injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

6.9          Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

6.10        Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within such State. The parties hereby irrevocably submit to the exclusive jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York and any appellate courts thereof with respect to this Agreement. Each party hereto hereby waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding or that such suit, action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same with respect to this Agreement. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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6.11        No Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.9          Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

HAPPYNEST REIT, INC.

By:
Name:	_____, Independent Director

HAPPYNEST ADVISORS, LLC

By:
Name:	_____, Manager

Signature Page to Advisory Agreement